2227929 Ontario Inc.
December 17, 2020
Matt Simpson
Brazil Potash Corp.
65 Queen Street West
Suite 900
Toronto, Ontario
M5H 2M5

Dear Mr. Simpson:

Re: Maturity Date Extension

Further to our recent discussions, in accordance with Paragraph 2 of the Loan Agreement, 2227929 Ontario Inc. hereby confirms the extension of the Maturity Date of the Loan from December 15, 2020 to July 31, 2021. In addition, 2227929 Ontario Inc advanced an additional US$70,000 under the same terms.

As of the date hereof, the aggregate amount owing to 2227929 Ontario Inc. pursuant to the Loan Agreement is US$114,894.07, consisting of US$110,000 in Principal and US$4,894.20 in interest. All capitalized terms referred to herein have such meaning as set out in the Loan Agreement.

Kindly indicate your agreement and acceptance of the extension of the Maturity Date and amounts owing set forth herein by executing the below.

Yours very truly,

2227929 Ontario Inc.

/s/Fred Leigh
__________________________
Fred Leigh, Director

Accepted and agreed as of the date first written above:
BRAZIL POTASH CORP.
/s/Matt Simpson
______________________________
Matt Simpson, CEO